Exhibit 4.1

RESTATED CERTIFICATE OF DESIGNATION
OF THE RELATIVE RIGHTS AND PREFERENCES
OF THE SERIES B PREFERRED STOCK
OF FLUOROPHARMA MEDICAL, INC.

    The undersigned, Chief Executive Officer of FluoroPharma Medical, Inc., a Nevada corporation (the “Corporation” or the “Company”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended, the following resolution creating a series of Series B Preferred Stock, was duly adopted by the Board of Directors of the Corporation by unanimous written consent on September 12, 2013:

    RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by provisions of the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), there hereby is created out of the shares of Preferred Stock, par value $.001 per share, of the Corporation authorized in Article V of the Articles of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Corporation, to be named “Series B Preferred Stock,” consisting of Twelve Million (12,000,000) shares, which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

    1. Designation and Rank.

       (a) Designation. The designation of such series of the Preferred Stock shall be the Series B Preferred Stock, par value $.001 per share (the “Series B Preferred Stock”). The maximum number of shares of Series B Preferred Stock shall be Twelve Million (12,000,000).

       (b) Rank. The Series B Preferred Stock shall rank: (i) junior to the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”) and any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series B Preferred Stock (collectively with the Series A Preferred Stock, the “Senior Securities”); (ii) prior to all of the Company’s common stock, $.001 par value per share (the “Common Stock”), and any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with the Series B Preferred Stock (collectively with the Common Stock, the “Junior Securities”); and (iii) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock (the “Parity Securities”), in each case as to the distribution of assets upon liquidation, dissolution or winding up of the Company.

       (c) Stated Value. Each share of Series B Preferred Stock shall have a stated value of $.80 per share (as appropriately adjusted to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock, the “Stated Value”).

    2. Dividends. Dividends on the Series B Preferred Stock shall accrue and be cumulative from and after the date of the initial issuance of the Series B Preferred Stock (the “Issuance Date”) through and including the date that is three years following the Issuance Date; provided, however, in the event any holder of Series B Preferred Stock after the Issuance Date and prior to October 1, 2013 holds at least 4,500,000 shares of Series B Preferred Stock, dividends shall accrue from the Issuance Date through and including the date that is four years following the Issuance Date.  For each outstanding share of Series B Preferred Stock, dividends shall be payable at the rate of ten percent (10%) per annum on the Stated Value, compounded annually, payable upon the earliest to occur of (i) the date that is three years following the Issuance Date (and any holder of Series B Preferred Stock who holds at least 4,500,000 shares of Series B Preferred Stock after the Issuance Date and prior to October 1, 2013 shall receive the additional fourth year of dividend payments on the four year anniversary of the Issuance Date), (ii) the Mandatory Conversion Date pursuant to Section 6(c), and (iii) an Automatic Conversion upon a Fundamental Transaction or Triggering Event pursuant to Section 8.  Dividends shall be payable in shares of Series B Preferred Stock valued at the Stated Value, or in cash upon the mutual agreement of the Company and such holder. If an automatic conversion pursuant to Section 6(c) or Section 8 hereof occurs, all dividends that would be payable through the third anniversary of the Issuance Date (or fourth anniversary of the Issuance Date in the event any holder of Series B Preferred Stock holds at least 4,500,000 shares of Series B Preferred Stock after the Issuance Date and prior to October 1, 2013) shall be deemed earned and payable as of the date of such automatic conversion.

    3. Voting.

       (a) Voting Rights. Except as otherwise expressly required by law, each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and, subject to the limitations contained in Section 7, shall be entitled to the number of votes for each share of Series B Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series B Preferred Stock are convertible into at such time. Except as otherwise required by law, or otherwise provided herein, the holders of shares of Series B Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

       (b) Limitations on Corporate Actions. Notwithstanding anything to the contrary herein, as long as at least 25% of the shares of Series B Preferred Stock issued by the Corporation remain outstanding (as appropriately adjusted to reflect any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of a majority of the then-outstanding shares of the Series B Preferred Stock consenting or voting (as the case may be) as a separate class, the Corporation shall not:

          (i) amend, waive or repeal (including through a merger, consolidation or similar event) any provision of the certificate or articles of incorporation or By-Laws of the Corporation in any manner that adversely affects the rights of the holders of the Series B Preferred Stock;

          (ii) alter or change adversely the preferences, rights, privileges, or restrictions of the Series B Preferred Stock contained herein;

          (iii) authorize or create any class or series of stock having rights, preferences or privileges in any respect senior to the Series B Preferred Stock; or

          (iv) reclassify, alter or amend any existing class or series of stock, if such reclassification, alteration or amendment would render such other class or series of stock as having rights, preferences or privileges in any respect senior to the Series B Preferred Stock.

    4. Liquidation.

       (a) Liquidation Preference. Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, after payment or setting apart for payment of all amounts for, or the distribution of any assets of the Corporation due to the holders of the Senior Securities, each holder of Series B Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash, per share of Series B Preferred Stock, equal to (and not more than) the sum of the (x) Stated Value, plus (y) all accrued and unpaid dividends thereon (the “Series B Liquidation Preference”). The Series B Liquidation Preference shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of the Corporation’s Junior Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series B Preferred Stock the full Series B Liquidation Preference, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

       (b) Manner of Payment. The Series B Liquidation Preference shall be made in cash to the extent possible.

       (c) Notice. Written notice of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, no less than fifteen (15) days prior to the payment date stated therein, to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation.

    5. Conversion. The holders of Series B Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

       (a) Right to Convert.  At any time and from time to time, the holder of any shares of Series B Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 7 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series B Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the sum of (x) the Stated Value of the shares of Series B Preferred Stock being converted thereon, plus (y) all accrued and unpaid dividends thereon through the Conversion Date, divided by (ii) the Conversion Price (as defined in Section 5(e) below) then in effect as of the date of the delivery by such holder of its notice of election to convert (the “Conversion Ratio”). The Corporation shall keep written records of the conversion of the shares of Series B Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series B Preferred Stock upon complete conversion of the Series B Preferred Stock.

       (b) Mechanics of Voluntary Conversion. The Voluntary Conversion of Series B Preferred Stock shall be conducted in the following manner:

          (i) Holder’s Delivery Requirements. To convert Series B Preferred Stock into full shares of Common Stock on any date (the “Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”), to the Corporation, and (B) with respect to the final conversion of shares of Series B Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Corporation as soon as practicable following such Conversion Date but in no event later than six (6) business days after such date the original certificates representing the shares of Series B Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

          (ii) Corporation’s Response. Upon receipt by the Corporation of a facsimile copy of a Conversion Notice, the Corporation shall immediately send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Corporation or its designated transfer agent (the “Transfer Agent”), as applicable, shall, within three (3) business days following the date of receipt by the Corporation of the executed Conversion Notice, issue and deliver or cause to be delivered a certificate or certificates registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled.

          (iii) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

       (c) Mandatory Conversion.

          (i)  All outstanding shares of the Series B Preferred Stock shall automatically convert to shares of Common Stock at the Conversion Ratio, subject to the conversion restrictions set forth in Section 7 hereof (the “Mandatory Conversion”), at such time that the VWAP of the Company’s Common Stock is no less than $1.20 (as adjusted for stock splits, combinations and the like) for a period of ten (10) consecutive trading days (the “Mandatory Conversion Date”); provided, that, on the Mandatory Conversion Date, unless waived by a holder with respect to its shares of Series B Preferred Stock, (A) a registration statement providing for the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock is effective, or the shares of Common Stock into which the Series B Preferred Stock can be converted may be offered for sale to the public without limitations pursuant to Rule 144 under the Securities Act of 1933, as amended, (B) trading in the Common Stock shall not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board (or other exchange or market on which the Common Stock is trading), (C) the daily volume of the Common Stock is at least 50,000 shares per day for the applicable ten (10) consecutive trading days, and (D) the Company is in material compliance with the  terms and conditions of this Certificate of Designation and the other related transaction documents. For purposes hereof, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Securities Exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on a National Securities Exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. New York City time to 4:00 p.m. New York City time); (b) if on the Common Stock is then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board, and if prices for the Common Stock are then reported in the "Pink Sheets" published by Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority of the then-outstanding Series B Preferred Shares, the fees and expenses of which shall be paid by the Company.

          (ii)  In the event of a Mandatory Conversion pursuant to Section 5(c)(i) above or an Automatic Conversion upon a Fundamental Transaction or Triggering Event pursuant to Section 8 hereof, all shares of Series B Preferred Stock held by a holder cannot be effectuated by virtue of the limitations of Section 7 hereof, the Company shall (i) covert that portion of the Series B Preferred Stock held by such person as is permitted by the provisions of Section 7 on the applicable event date and (ii) with respect to the balance of the shares of Common Stock that would otherwise be issued to such holder on such date but for the provisions of Section 7 (the “Blocked Common Stock Amount”), within 15 days of such date, issue to such holder, at the Company’s option (A) Common Equivalent Preferred Stock (as defined below) convertible into a number of shares of Common Stock as is equal to the Blocked Common Stock Amount or (B) additional shares of Series B Preferred Stock convertible into a number of shares of Common Stock as is equal to the Blocked Common Stock Amount less the number of shares of Common Stock the Series B Preferred Stock held by such holder (after giving effect to the automatic conversion thereof to the extent permitted by Section 7) is then convertible into.   “Common Equivalent Preferred Stock” means a series of perpetual, unredeemable preferred stock of the Company, convertible into shares of Common Stock at the holder’s election, which Common Equivalent Preferred Stock shall (i) contain conversion restrictions substantially similar to that set forth in Section 7 hereof, (ii) contain provisions for adjustments in the case of splits, combinations, recapitalizations and the like, (iii) not permit any change to the rights, powers, designations and preferences of, such series of preferred stock without the affirmative vote or consent of not less than a majority of the holders of such series, (iv) contain provisions that are customary for “common equivalent” or “toothless” preferred stock, and (v) and otherwise be in form and substance reasonably acceptable to such holder.  For so long as any shares of Series B Preferred Stock remain outstanding, the Company shall reserve for issuance a number of shares of authorized preferred stock sufficient to effect the authorization and issuance of any necessary Common Equivalent Preferred Stock.

       (d) Mechanics of Mandatory Conversion. On the Mandatory Conversion Date, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the Preferred Stock Certificates are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock unless the Preferred Stock Certificates evidencing such shares of Series B Preferred Stock are either delivered to the Corporation or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen, or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. Upon a Mandatory Conversion, the holders of the Series B Preferred Stock shall surrender the Preferred Stock Certificates to the Corporation and the Corporation shall deliver the shares of Common Stock issuable upon such conversion (in the same manner set forth in Section 5(b)(ii)) to the holder within three (3) business days of the holder’s delivery of the applicable Preferred Stock Certificates.

       (e) Conversion Price. The term “Conversion Price” shall mean $0.80 per share, subject to adjustment under Section 5(f) hereof.

       (f) Adjustments of Conversion Price.

          (i) Stock Dividends and Splits. If the Corporation, at any time while any share of Series B Preferred is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (B) subdivides outstanding shares of Common Stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issues by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon conversion of the shares of Series B Preferred Stock shall be proportionately adjusted such that the aggregate Conversion Price of the Series B Preferred Stock shall remain unchanged. Any adjustment made pursuant to this Section 5(f)(i) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

          (ii) Fundamental Transaction. If, at any time while any shares of the Series B Preferred Stock are outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another Person, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Corporation effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon any subsequent conversion of the Series B Preferred Stock, the holders of the Series B Preferred Stock shall have the right to receive, for each share of Common Stock that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to such event. For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holders of the Series B Preferred Stock shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Stock following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5(f)(ii) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

          (iii) Adjustments for Issuance of Additional Shares of Common Stock.  In the event the Company, shall, at any time, from time to time, issue or sell any additional shares of Common Stock (otherwise than as provided  in the foregoing subsections (i) and (ii) of this Section 5(f) or pursuant to Common Stock Equivalents (hereafter defined) granted or issued prior to the Issuance Date) (“Additional Shares of Common Stock”), at a price per share less than the Conversion Price then in effect or without consideration, then the Conversion Price upon each such issuance shall be reduced to a price equal to the consideration per share paid for such Additional Shares of Common Stock.

          (iv) Issuance of Common Stock Equivalents. The provisions of this Section 5(f)(iv) shall apply if (a) the Company, at any time after the Issuance Date, shall issue any securities convertible into or exchangeable for, directly or indirectly, Common Stock ("Convertible Securities"), other than the Series B Preferred Stock, or (b) any rights or warrants or options to purchase any such Common Stock or Convertible Securities (collectively, the "Common Stock Equivalents") shall be issued or sold.  If the price per share for which Additional Shares of Common Stock may be issuable pursuant to any such Common Stock Equivalent shall be less than the applicable Conversion Price then in effect, or if, after any such issuance of Common Stock Equivalents, the price per share for which Additional Shares of Common Stock may be issuable thereafter is amended or adjusted, and such price as so amended shall be less than the applicable Conversion Price in effect at the time of such amendment or adjustment, then the applicable Conversion Price upon each such issuance or amendment shall be adjusted as provided in the first sentence of subsection (iii) of this Section 5(f).  No adjustment shall be made to the Conversion Price upon the issuance of Common Stock pursuant to the exercise, conversion or exchange of any Convertible Security or Common Stock Equivalent where an adjustment to the Conversion Price was made as a result of the issuance or purchase of any Convertible Security or Common Stock Equivalent.

          (v) Certain Issues Excepted.  Anything herein to the contrary notwithstanding, the Company shall not be required to make any adjustment to the Conversion Price upon (i) securities issued (other than for cash) in connection with a merger, acquisition, or consolidation, (ii) securities issued pursuant to the conversion or exercise of convertible or exercisable securities issued or outstanding on or prior to the Issuance Date or issued pursuant to the Securities Purchase Agreement (the “Purchase Agreement”) related to the Series B Preferred Stock (so long as the conversion or exercise price in such securities are not amended to lower such price and/or adversely affect the Holders), (iii) the shares of Common Stock underlying the warrants issued pursuant to the Purchase Agreement, (iv) securities issued in connection with bona fide strategic license agreements or other partnering arrangements so long as such issuances are not for the primary purpose of raising capital, (v) Common Stock issued or the issuance or grants of options to purchase Common Stock pursuant to the Company’s stock option plans and employee stock purchase plans outstanding as they exist on the Issuance Date and approved by the Company’s Board of Directors, and (vi) any warrants issued to any placement agent or its designees in connection with the transactions contemplated by the Purchase Agreement.

       (g) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

       (h) Reservation of Common Stock. The Corporation shall, so long as any shares of Series B Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Stock then outstanding (without regard to the limitations on conversion set forth in Section 7 hereof).

       (i) Reissuance. No shares of Series B Preferred Stock which have been converted to Common Stock shall be reissued by the Company, provided, however, that any such share, upon being converted and canceled, shall be restored to the status of an authorized but unissued share of preferred stock without designation as to series, rights or preferences and may thereafter be issued as a share of preferred stock not designated as Series B Preferred Stock.

    6. No Preemptive Rights. Subject to any existing agreements between the Company and a holder of Series B Preferred Stock, no holder of the Series B Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

    7. Conversion Restrictions.

       (a) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder owning more than 4.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series B Preferred Stock providing the Corporation with not less than sixty-one (61) days’ notice (pursuant to Section 5(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 7(a) of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7(a) shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

       (b) Notwithstanding anything to the contrary set forth in Section 5 of this Certificate of Designation, at no time may a holder of shares of Series B Preferred Stock convert shares of the Series B Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of all of the Common Stock outstanding at such time; provided, however, that upon a holder of Series B Preferred Stock providing the Corporation with a Waiver Notice that such holder would like to waive Section 7 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series B Preferred Stock, this Section 7 shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

8. Automatic Conversion Option of Holder Upon Fundamental Transaction or Triggering Event.

       (a)  In addition to all other rights of the holders of Series B Preferred Stock contained herein, simultaneous with the occurrence of a Fundamental Transaction or after a Triggering Event (as defined below), each holder of Series B Preferred Stock shall have the right, at such holder's option, to convert all outstanding shares of Series B Preferred Stock held by such holder and receive such additional number of shares of Series B Preferred Stock that such holder would be entitled to as payment of dividends pursuant to Section 2 hereof assuming all dividend payments were made in shares of Series B Preferred Stock (“Automatic Conversion upon a Fundamental Transaction or Triggering Event”).

       (b)  A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

          (i)  Johan (Thijs) Spoor is no longer the chief executive officer of the Company; or

          (ii)  a change in three of the five current members of the Company’s board of directors.

    9. Lost or Stolen Certificates. Upon receipt by the Corporation of evidence satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series B Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Corporation and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Corporation shall execute and deliver new preferred stock certificate(s) of like tenor and date.

    10. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and all initial purchasers of the Series B Preferred Stock and shall not be construed against any person as the drafter hereof.

    11. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

[signature page follows]

    IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 18th day of September, 2013.

FLUOROPHARMA MEDICAL, INC.

By: /s/ Johan M. (Thijs) Spoor
       Name:  Johan M. (Thijs) Spoor
       Title:   CEO and President

EXHIBIT A

FLUOROPHARMA MEDICAL, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series B Preferred Stock of FluoroPharma Medical, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $.001 per share (the “Preferred Shares”), of FluoroPharma Medical, Inc., a Nevada corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion: _______________

Number of Preferred Shares to be converted: _______________

Stock certificate no(s). of Preferred Shares to be converted: _______________

The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement): YES ____ NO____

Please confirm the following information:

Conversion Price: _______________

Number of shares of Common Stock to be issued: _______________

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Corporation in the following name and to the following address:

Issue to: _______________

Facsimile Number: _______________

Authorization: _______________

By: _______________

Title: _______________

Dated:

PRICES ATTACHED